Exhibit 10.40

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2024 FOR NAMED EXECUTIVE OFFICERS

OF WORTHINGTON INDUSTRIES, INC.

Annual Cash Incentive Bonus Awards Granted In Fiscal 2024

The following table sets forth the annual cash incentive bonus awards granted to the following current executive officers of Worthington Industries, Inc. (the “Registrant”) who either are named executive officers of the Registrant for purposes of the disclosure included in the Registrant’s Proxy Statement for the 2022 Annual Meeting of Shareholders held on September 28, 2022 and/or will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2023 Annual Meeting of Shareholders to be held on September 27, 2023 (“NEOs”), which grants were made under the Worthington Industries, Inc. Annual Incentive Plan for Executives for the twelve-month performance period ending May 31, 2024:

Annual Cash Incentive Bonus Awards Granted for Fiscal 2024

Name	Annual Cash Incentive Bonus Awards for Fiscal Year Performance Period Ending May 31, 2024 (1)
	Threshold ($)	Target ($)	Maximum ($)
B. Andrew Rose	577,000	1,155,000	2,310,000
Joseph B. Hayek	332,813	665,625	1,331,250
Geoffrey G. Gilmore	418,077	836,154	1,672,308
John P. McConnell	220,667	441,334	882,669
Steven M. Caravati	180,000	360,000	720,000
(1)
Payouts which can be earned under these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of pre-specified performance measures for the performance period. For the NEOs, all of whom except Mr. Caravati are Corporate executives, the performance measures are Corporate EVA and Corporate EPS, with each carrying a 50% weighting. For Mr. Caravati, a business segment (Consumer Products) executive, the performance measures and their weightings are: Corporate EPS, 20%; business segment EBIT, 50%; and business segment EVA, 30%. For all calculations, restructuring charges and non-recurring items are to be excluded and Corporate EPS results will be adjusted to eliminate the impact of inventory holding gains and losses. If the performance level falls between threshold and target or between target and maximum, the award will be linearly pro-rated. If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid for that measure. Annual cash incentive bonus award payouts earned will be made within a reasonable time following the end of Fiscal 2023. In the event of a change in control of the Company (followed by actual or constructive termination of an NEO’s employment during the performance period), the annual cash incentive bonus award would be considered to be earned at “target” and payable as of the date of termination of employment.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2024

The following table sets forth the long-term performance awards (consisting of long-term cash performance awards and long-term performance share awards) for the three-fiscal-year period ending May 31, 2026 and the option awards and restricted common share awards granted to the NEOs in the fiscal year ending May 31, 2024 (“Fiscal 2024”).

Long-Term Performance Awards, Option Awards and

Restricted Common Share Awards Granted in Fiscal 2024

Name	Long-Term Cash Performance Awards for Three-Fiscal-Year Period Ending May 31, 2026 (1)			Long-Term Performance Share Awards for Three-Fiscal-Year Period Ending May 31, 2026 (1)			Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share) (2)	Restricted Common Share Awards (3)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
B. Andrew Rose	860,000	1,720,000	3,440,000	6,250	12,500	25,000	16,600	69.47	18,700
Joseph B. Hayek	300,00	600,000	1,200,000	2,150	4,300	8,600	5,800	69.47	6,600
Geoffrey G. Gilmore	280,000	560,000	1,120,000	2,100	4,200	8,400	5,500	69.47	6,300
John P. McConnell	500,000	1,000,000	2,000,000	0	0	0	0	N/A	0
Steven M. Caravati	100,000	200,000	400,000	700	1,400	2,800	2,000	69.47	2,200

(1)
These columns show the potential payouts under the long-term cash performance awards and the long-term performance share awards granted to each of the NEOs, for the three-fiscal-year performance period from Fiscal 2024 to Fiscal 2026. Payouts of long-term cash performance awards and long-term performance share awards are tied to achieving specified levels (threshold, target and maximum) of specified performance measures for the three-fiscal-year performance period. For the NEOs, all of whom except Mr. Caravati are Corporate executives, the performance measures are cumulative Corporate EVA for the performance period and EPS growth over the performance period, with each performance measure carrying a 50% weighting. For business segment executives (including Mr. Caravati), the performance measures and their weightings are: cumulative Corporate EVA, 25%; Corporate EPS growth, 25%; business segment EBIT, 50%. In all calculations, restructuring charges and non-recurring items are to be excluded, and Corporate results will be adjusted to eliminate the impact of inventory holding gains or losses. No awards are to be paid or distributed if none of the three-fiscal-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award will be linearly pro-rated.
(2)
Effective June 30, 2023, the NEOs were granted non-qualified stock options under the 2010 Stock Option Plan with respect to the number of common shares shown, with an exercise price equal to $69.47, the fair market value of the underlying common shares on the date of grant. The stock options become exercisable over three years in increments of one-third per year on each anniversary of their grant date.
(3)
These annual time-vested restricted common share awards were granted effective June 30, 2023 under the 1997 LTIP and will generally cliff vest three years after the grant date.